KAUFMAN & CANOLES
A Professional Corporation
Attorneys and Counselors at Law

                                                       One Commercial Place
                                                       P.O. Box 3037
                             Writer's Direct Dial      Norfolk, VA 23514
                             757 / 624-3000            757 / 624-3000
                                                       fax: 757 / 624-3169
                                                       @kaufcan.com


                                                                     EXHIBIT 8


May 12, 1999




State Bank of Remington, Inc.
P.O. Box 158
Remington, VA  22734

Gentlemen:

      You have requested our opinion as to certain federal income tax consequences of the proposed merger ("Merger") of State Bank of Remington, Inc. ("State Bank") with and into James River Acquisition Bank, Inc., a wholly owned subsidiary of James River Bankshares, Inc. ("James River"), pursuant to an Agreement and Plan of Merger dated February 17, 1999 (the "Agreement") by and between James River and State Bank. Upon the completion of the Merger, State Bank will cease to exist and James River Acquisition Bank, Inc. will be the successor corporation and will change its name to State Bank of Remington, Inc.

      We have reviewed the section titled "Material Federal Income Tax Consequences of the Merger" contained in the proxy statement/prospectus, in connection with the Agreement, as part of the filing of a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act of 1933 ("Securities Act"). At the effective date of the Merger, and pursuant to the Agreement, the shares of common stock of State Bank ("State Bank
Common Stock") will be converted into shares of common stock of James River ("James River Common Stock"), the shareholders of State Bank will become shareholders of James River, and the successor State Bank of Remington, Inc. will continue to conduct its business operations as a wholly owned subsidiary of James River.

      In connection with the preparation of this opinion, we have examined such documents concerning the Merger and the Agreement as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, each as amended from time to time and in effect as of the date of this letter, as well as relevant judicial and administrative interpretations.

      Our opinion is based on the assumptions that (i) the transactions contemplated under the Agreement constitute all of the material transactions relating to the shares of James River Common Stock to be issued in the Merger, and (ii) there are no agreements, arrangements, or understandings of

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the State Bank  shareholders  regarding  disposition of the James River Common
Stock   not   reflected   in  such   documents.   We  have   relied   on  your
representations that the information presented to us in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. The opinion set forth below is based on, among other things, the initial and continuing accuracy of the information, statements and representations set forth in the documents referred to above.

      No assurance can be given that future legislative or administrative changes or court decisions will not significantly modify the statements, opinions or analysis expressed herein. Any such changes may or may not be retroactive with respect to transactions completed prior to the date such changes are announced.

      The tax consequences to any particular shareholder may be affected by matters not discussed below. Certain types of shareholders may be subject to special rules that are not addressed in this summary. Each shareholder should be strongly urged to consult his own tax advisor concerning the effects of Federal income tax law and regulations, and interpretations thereof, on his own tax situation. This opinion does not address state or local income tax consequences of the Merger.

      Based upon the foregoing, subject to the limitations expressed herein, and with due regard to such legal considerations as we deem necessary, it is our opinion that:

      1.    The Merger will constitute a reorganization  within the meaning of
Section 368(a) of the Code.

      2. No gain or loss will be recognized by James River or State Bank as a result of the Merger.

      3. No gain or loss will be recognized by a State Bank shareholder to the extent he or she receives James River Common Stock solely in exchange for his or her State Bank Common Stock pursuant to the Merger.

      4. The tax basis of the James River Common Stock received by each State Bank shareholder will be the same as the tax basis of the State Bank Common Stock surrendered in exchange therefor.

      5. The holding period of each share of James River Common Stock received by each State Bank shareholder in exchange for State Bank Common Stock will include the period for which such shareholder held the State Bank Common Stock exchanged therefor, provided such State Bank Common Stock is a capital asset in the hands of such holder at the effective date.

      We hereby consent to use of this opinion as Exhibit 8 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    /s/ Kaufman & Canoles


                                    KAUFMAN & CANOLES
                                    a Professional Corporation